Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-201675, 333-164973, 333-128486, 333-75764, 333-75772, 333-46096, 333-42186 and 333-40020) and on Forms S-3 (File Nos. 333-201674, 333-164971 and 333-135794) of PFSweb, Inc. of our report dated October 6, 2015, with respect to the financial statements of CrossView, Inc., as of December 31, 2014 and the year then ended, included in the PFSweb, Inc. Form 8-K/A to be filed on or about October 21, 2015.

/s/CITRIN COOPERMAN & COMPANY, LLP

New York, New York

October 21, 2015